Exhibit 99.1

Redwood Trust Announces Dividend Distribution Tax Information for 2023

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE: RWT, “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced tax information regarding its dividend distributions for 2023.

Shareholders should check the tax statements they receive from their brokerage firms to confirm the Redwood dividend distribution information reported in those statements conforms to the information reported here. Set forth in this press release are Redwood's expectations with respect to the treatment of the Company’s 2023 dividend distributions for federal income tax purposes. Shareholders should consult their tax advisors to determine the amount of taxes that should be paid on Redwood's dividend distributions for federal, state, and other income tax purposes.

All common stock dividend distributions paid during 2023 are reportable on shareholders' 2023 federal income tax returns, including the first quarter 2023 regular dividend distribution of $0.23 per share and three quarterly regular dividend distributions of $0.16 per share for the second, third, and fourth quarters of 2023. Thus, for 2023, Redwood shareholders that held common stock for this entire period should report a total of $0.71 per share of common stock dividend distributions for federal income tax purposes.

Under the federal income tax rules applicable to real estate investment trusts (“REITs”), Redwood's 2023 common stock dividend distributions are expected to be characterized for income tax purposes as 39% ordinary income (Section 199A), 23% qualified dividends, and 38% return of capital.

All preferred stock dividend distributions paid during 2023 and in January 2024 are reportable on shareholders' 2023 federal income tax returns, including the short period dividend distribution of $0.60417 per share declared in the first quarter of 2023 and three quarterly dividend distributions of $0.625 per share declared in the second, third, and fourth quarters of 2023. Thus, for 2023, Redwood preferred shareholders that held preferred stock for this entire period should report a total of $2.4792 per share of preferred stock dividend distributions for federal income tax purposes.

Redwood's 2023 preferred stock dividend distributions are expected to be characterized for federal income tax purposes as 63% ordinary income (Section 199A) and 37% qualified dividends.

Due to Redwood’s classification as a REIT, the portion of both the 2023 common and preferred dividend distributions that can be characterized as qualified dividends is limited to Redwood’s qualified dividend income for the year. The amount characterized as ordinary income under the applicable federal income tax rules are generally taxed at full ordinary income tax rates.

Individual taxpayers may generally take a deduction from taxable income of 20% of their ordinary income REIT dividends under section 199A, provided that certain holding period requirements are satisfied. This deduction does not apply to REIT dividends classified as a return of capital, as qualified dividends, or as capital gain dividends.

For shareholders that are corporations, Redwood's dividend distributions are not generally eligible for the corporate dividends-received deduction or the 20% ordinary REIT dividend deduction.

The tables below provide more detailed information on the expected federal income tax characterization for each of Redwood's common and preferred stock dividend distributions that were attributable to 2023.

Common Stock (CUSIP 758075 40 2)

Record Dates	Payable Dates	Total Distribution Per Share	Box 1a Total Ordinary Dividends	Box 1b Qualified Dividends	Box 2a Total Capital Gain Dividends	Box 3 Nondividend Distributions	Box 5 Section 199A Dividends
03/24/2023	03/31/2023	$0.2300	$0.1429	$0.0531	$0.0000	$0.0871	$0.0898
06/23/2023	06/30/2023	$0.1600	$0.0995	$0.0368	$0.0000	$0.0605	$0.0627
09/22/2023	09/29/2023	$0.1600	$0.0995	$0.0368	$0.0000	$0.0605	$0.0627
12/20/2023	12/28/2023	$0.1600	$0.0995	$0.0368	$0.0000	$0.0605	$0.0627
	Total	$0.7100	$0.4414	$0.1635	$0.000	$0.2686	$0.2779

Preferred Stock (CUSIP 758075 80 8)

Record Dates	Payable Dates	Total Distribution Per Share	Box 1a Total Ordinary Dividends	Box 1b Qualified Dividends	Box 2a Total Capital Gain Dividends	Box 3 Nondividend Distributions	Box 5 Section 199A Dividends
03/31/2023	04/17/2023	$0.6042	$0.6042	$0.2238	$0.0000	$0.0000	$0.3804
06/30/2023	07/17/2023	$0.6250	$0.6250	$0.2315	$0.0000	$0.0000	$0.3935
09/29/2023	10/16/2023	$0.6250	$0.6250	$0.2315	$0.0000	$0.0000	$0.3935
12/28/2023	01/16/2024	$0.6250	$0.6250	$0.2315	$0.0000	$0.0000	$0.3935
	Total	$2.4792	$2.4792	$0.9183	$0.000	$0.000	$1.5609

No portion of Redwood's 2023 common or preferred dividend distributions is expected to consist of unrelated business taxable income (“UBTI”), subject to specialized tax reporting and other rules applicable for certain tax-exempt investors.

If you have questions, please consult your tax advisor for further guidance.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly-traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential and business purpose housing investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood Trust, visit Redwood's website at www.redwoodtrust.com or connect with us on LinkedIn.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to Redwood’s expectations with respect to the treatment of our 2023 dividend distributions for federal income tax purposes. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2022 under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT

Kaitlyn Mauritz

SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com